NEWS RELEASE

Contacts:	Gregg Melnick
Chief Financial Officer
(973) 453-8780
Edward Nebb
Comm-Counsellors, LLC
(203) 972-8350

PARTY CITY CORPORATION REPORTS FOURTH QUARTER
AND FISCAL 2005 RESULTS
ROCKAWAY, New Jersey, August 25, 2005 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today reported its financial results for the fourth quarter and fiscal year ended July 2, 2005, as compared to the prior fiscal year periods ended July 3, 2004. Unless otherwise stated, the financial results presented in this news release for the fourth quarter and year ended July 2, 2005 are based on a 13-week and 52-week period, respectively, while the financial results for the fourth quarter and year ended July 3, 2004 are based on a 14-week and 53-week period, respectively.
Fourth Quarter Results
     Party City reported a net loss of $0.1 million, or 1 cent per basic and diluted share, for the fourth quarter of fiscal 2005. The net loss was primarily a result of: (i) two non-cash impairment charges totaling approximately $2.7 million pre-tax, or 9 cents per basic and diluted share, relating to certain underperforming stores primarily in the Seattle market; (ii) severance costs of $0.7 million pre-tax, or 2 cents per basic and diluted share, due to a staff restructuring; (iii) a higher effective tax rate due to a provision of approximately $0.2 million, or 1 cent per basic and diluted share, for the settlement of state tax audits; and (iv) a decline in net sales as compared with the year-ago quarter due to one less week in the 2005 period. For the fourth quarter of fiscal 2004, the Company reported net income of $2.1 million, or 11 cents per diluted share.
     As previously announced, same-store net sales for Company-owned stores decreased 0.8% in the fourth quarter of fiscal 2005 as compared with the fourth quarter of fiscal 2004 (based on the first 13 weeks in both periods for comparison purposes), while same-store net sales for franchise stores decreased 0.1% for the same period. The decline in same-store net sales largely reflected a shift of the Easter holiday into the third quarter of fiscal 2005, versus the fourth quarter of fiscal 2004, partly offset by an additional week of Fourth of July sales in the fiscal 2005 period. Excluding the sales of Easter and Fourth of July seasonal merchandise in both the current and year-ago periods, Party City would have experienced an increase of approximately 1.0% in same-store net sales for Company-owned stores (on a comparable

13-week basis) for the fourth quarter of fiscal 2005. Total net sales for Company-owned stores were $111.3 million for the fourth quarter of fiscal 2005, a decrease of 7.7% as compared with $120.6 million in the fourth quarter of fiscal 2004, mostly reflecting one less week in the fiscal 2005 period. Total chain-wide net sales (which include aggregate sales for Company-owned and franchise stores) were approximately $228.3 million for the fourth quarter of fiscal 2005, a decrease of 7.5% compared with $246.8 million in the fourth quarter of fiscal 2004.
     Gross profit declined $1.3 million to $37.4 million for the fourth quarter of fiscal 2005, but increased as a percentage of net sales to 33.6% from 32.1% in the same period last fiscal year. The improvement as a percentage of net sales primarily reflected a 70 basis point increase in merchandise margin due to the timing of markdown provisions and improved inventory shrink as compared to the year-ago period, as well as a reduction in occupancy costs mainly as a result of an accelerated depreciation charge for store fixtures and signage in the year-ago period. These margin improvements were partly offset by $1.5 million of incremental expenses incurred during the ramp-up of the Company’s distribution initiative.
     Store operating and selling expenses declined slightly to $26.0 million for the fourth quarter of fiscal 2005 from $26.4 million for the same period last fiscal year. The expense reduction primarily reflected reduced store-level compensation due to one less week in the fiscal 2005 period, partly offset by costs for additional advertising and expenses related to the high number of physical inventories taken during the quarter. Expressed as a percentage of net sales, store operating and selling expenses increased to 23.3% for the fourth quarter of fiscal 2005 from 21.9% in the same period last fiscal year.
     General and administrative expenses were $10.8 million for the fourth quarter of fiscal 2005, compared with $11.4 million in the same period last fiscal year. The decrease primarily reflected various expense reductions as well as lower expenses associated with one less week in fiscal 2005, partially offset by the severance costs in the quarter. Expressed as a percentage of net sales, general and administrative expenses were 9.7% and 9.4% for the fourth quarter of fiscal 2005 and 2004, respectively.
     As a result of the Company’s annual impairment analysis required by SFAS No. 142 — “Goodwill and Other Intangibles”, a non-cash impairment charge of approximately $2.2 million was recorded during the fourth quarter of fiscal 2005 for certain underperforming stores principally located in the Seattle market. After calculating fair values of certain intangible assets currently utilized by these stores, the analysis resulted in the elimination of a portion of the related goodwill from the Company’s balance sheet. A second charge of approximately $0.5 million was recorded relating to a write-off of fixed assets of four additional underperforming stores.
     Franchise profit contribution was $2.2 million for the fourth quarter of fiscal 2005, a decrease of $0.5 million compared with $2.7 million for the same period last fiscal year. This decrease was largely due to certain costs related to the Company’s distribution services to franchise stores during the recent quarter, as well as higher corporate expenses allocated to the franchise segment.
Fiscal Year Results
     Net income for fiscal 2005 was $4.3 million, or 22 cents per diluted share, compared with $13.9 million, or 71 cents per diluted share, for the same period last fiscal year. The decrease in net income for the recent fiscal year was largely due to a decline in net sales, higher general and administrative expenses related to the Company’s investments in strategic initiatives as well as the impairment charges noted earlier. Results for fiscal 2004 included a charge of $4.1 million in the third quarter related to the settlement of a California class action litigation relating to overtime wage and hour laws.
     As previously reported, total net sales for Company-owned stores were $467.7 million for fiscal 2005, a decrease of 5.7% as compared with $496.1 million for fiscal 2004. Same-store net sales for Company-owned stores decreased 4.7% for fiscal 2005 as compared with fiscal 2004, while same-store net sales for franchise stores decreased 3.1% for the same period (based on the first 52 weeks in both the fiscal 2005 and 2004 periods for comparison purposes). Total chain-wide net sales were approximately $977.9 million for fiscal 2005, a decrease of 4.6% compared with $1,025.3 million for fiscal 2004.
     Gross profit was $151.0 million (32.3% of net sales) for fiscal 2005, as compared with $163.8 million (33.0% of net sales) for fiscal 2004. Store operating and selling expenses were $110.8 million (23.7% of net sales) for fiscal 2005, as compared with $113.3 million (22.8% of net sales) for fiscal 2004. General and administrative expenses increased to $41.5 million (8.9% of net sales) for fiscal 2005, as compared with $35.5 million (7.2% of net sales) for fiscal 2004, primarily due to the Company’s investments in strategic initiatives that are expected to generate benefits in future periods.
     Franchise profit contribution was $11.6 million for fiscal 2005, as compared with $12.9 million for fiscal 2004. This decrease was primarily due to higher corporate expenses allocated to the franchise segment as well as lower franchise fees due to reduced franchise store openings.
Balance Sheet Highlights: Cash, Inventory
     Cash on hand at the end of fiscal 2005 decreased to $11.0 million, compared with $27.8 million a year earlier, primarily due to investments in inventory and working capital relating to the inclusion of franchise stores in the self-distribution program, as well as cash payments relating to the California wage and hour litigation settlement and lower net income. The Company had no advances outstanding under its loan agreement at any time during fiscal 2005.
     The Company’s inventory level stood at $72.8 million at the end of fiscal 2005 compared to $57.4 million a year earlier. The inventory increase was primarily due to: (i) an initiative to improve in-stock positions in Company-owned stores; (ii) inventory needed to support the self-distribution program for both Company-owned and franchise stores; and (iii) additional seasonal merchandise that the

Company intends to sell in future seasons. During the fourth quarter of fiscal 2005, the Company initiated a successful effort to liquidate clearance merchandise, contributing to a substantial decrease in total inventory as compared with the end of the fiscal 2005 third quarter.
     Capital expenditures totaled $12.5 million for fiscal 2005, as compared to $13.5 million for fiscal 2004. Major uses of capital during fiscal 2005 included logistics and systems initiatives, store reconfiguration and corporate office relocation, as well as general store maintenance.
Company Comment
     The Company noted that it began to see progress in a number of key business measures during the fourth quarter of fiscal 2005, despite the net loss due primarily to the impairment charges. For example, same-store net sales of non-seasonal merchandise rose 0.9% for Company-owned stores in the fourth quarter of fiscal 2005. This was principally driven by an increase in the average transaction in the fiscal 2005 fourth quarter as compared with a year ago. Party City attributed these improvements primarily to its introduction of new products and coordinated assortments, upgraded store configuration, and strengthened emphasis on marketing and promotion.
     Looking forward to the new fiscal year, Party City’s priorities are to restore positive same-store net sales comparisons on a consistent basis by driving increased customer traffic and a higher average transaction, while achieving improved margins through sales growth and efficiencies from the distribution initiative. The Company expects its progress in these areas to continue to gain momentum throughout fiscal 2006. To further its objectives, the Company intends to continue to increase its marketing and promotional efforts, and will embark on an active store expansion program, opening 10-15 new Company-owned Party City stores, as well as 10 temporary Halloween stores under the Halloween Costume Warehouse brand, during fiscal 2006.
     As announced on April 27, 2005, Party City has engaged Credit Suisse First Boston (CSFB) as its financial advisor to assist the Company in its exploration of strategic alternatives. The Company had previously announced that its Board of Directors had formed a special committee consisting of certain of its independent directors to explore various strategic alternatives. Investors are cautioned that there can be no assurance that the consideration of various strategic alternatives by the special committee will lead to any action by Party City, including a definitive proposal or agreement with respect to a strategic combination on terms that the Board of Directors believes will be in the best interests of the shareholders of Party City.
Store Growth and Chain Update
     During fiscal 2005, Party City opened one store and closed three stores, compared with nine store openings and two store closings during fiscal 2004. The Company also added four franchise stores and closed six franchise stores in fiscal 2005 as compared with 18 franchise store openings and two closings during the prior fiscal year.
     Party City Corporation is America’s largest party goods chain. Party City currently operates 247 Company-owned stores and has 255 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

PARTY CITY CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS
(in thousands, expect per share amounts)

	Fiscal Quarter Ended		Fiscal Year Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Statement of Operations Data:
Total revenues	$125,607	$125,184	$503,866	$516,267
Company-owned stores:
Net sales	$111,307	$120,552	$467,668	$496,138
Cost of goods sold and occupancy costs	73,860	81,846	316,663	332,311

Gross profit	37,447	38,706	151,005	163,827
Store operating and selling expense	25,975	26,369	110,757	113,292

Company-owned store profit contribution	11,472	12,337	40,248	50,535
General and administrative expense	10,836	11,374	41,502	35,537
Impairment charges.	2,670	—	2,831	—
Litigation charges	—	—	—	4,100

Retail (loss) profit contribution	(2,034)	963	(4,085)	10,898
Franchise stores:
Royalty fees	4,565	4,592	19,666	19,521
Net sales to franchisees	9,695	—	16,372	—
Franchise fees	40	40	160	608

Total franchise revenue	14,300	4,632	36,198	20,129
Cost of goods sold to franchisees	8,780	—	14,388	—
Franchise transportation and other selling expenses	1,093	—	2,024	—
Other franchise expense	2,187	1,939	8,142	7,184

Total franchise expense	12,060	1,939	24,554	7,184

Franchise profit contribution	2,240	2,693	11,644	12,945

Operating income	206	3,656	7,559	23,843
Interest expense, net	61	80	49	471

Income before income taxes	145	3,576	7,510	23,372
Provision for income taxes	267	1,449	3,246	9,466

Net (loss) income	$(122)	$2,127	$4,264	$13,906

Basic (loss) earnings per share	$(0.01)	$0.12	$0.25	$0.82

Weighted average shares outstanding — basic	17,249	17,049	17,184	16,880

Diluted (loss) earnings per share	$(0.01)	$0.11	$0.22	$0.71

Weighted average shares outstanding — diluted	17,249	19,857	19,831	19,651

PARTY CITY CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	July 2,	July 3,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$11,034	$27,845
Merchandise inventory	72,818	57,357
Deferred income taxes	6,199	9,298
Due from franchisees	9,849	2,206
Other current assets, net	17,438	9,165

Total current assets	117,338	105,871
Property and equipment, net	45,269	48,762
Goodwill	16,378	18,614
Other assets	4,988	4,170

Total assets	$183,973	$177,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,875	$38,364
Accrued expenses and other current liabilities	26,710	32,689

Total current liabilities	70,585	71,053
Long-term liabilities:
Deferred rent and other long-term liabilities	10,461	9,526
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 40,000,000 shares authorized; 18,030,360 shares issued and 17,283,348 shares outstanding at July 2, 2005; 17,835,778 shares issued and 17,088,766 shares outstanding at July 3, 2004	180	178
Additional paid-in capital	48,506	46,683
Retained earnings	60,181	55,917
Treasury stock, at cost (747,012 shares)	(5,940)	(5,940)

Total stockholders’ equity	102,927	96,838

Total liabilities and stockholders’ equity	$183,973	$177,417

PARTY CITY CORPORATION AND SUBSIDIARY
OPERATING AND STORE DATA
(in thousands, except store data)

	Fiscal Quarter Ended		Fiscal Year Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Operating Data:
(Decrease) increase in Company-owned same store net sales	(0.8%)	(4.7%)	(4.7%)	0.6%
(Decrease) increase in franchise same store net sales	(0.1%)	(1.5%)	(3.1%)	3.0%
EBITDA (a)	$6,939	$8,951	$27,416	$41,444
Balance Sheet Data:
Cash and cash equivalents	$11,034	$27,845	$11,034	$27,845
Working capital	46,753	34,818	46,753	34,818
Total assets	183,973	177,417	183,973	177,417
Advance under Loan Agreement	—	—	—	—
Stockholders’ equity	102,927	96,838	102,927	96,838
Other Information:
Depreciation and amortization	$4,063	$5,295	$17,026	$17,601
Cash Flows (Used In) Provided By:
Operating activities	$303	$16,792	$(5,486)	$51,599
Investing activities	(3,609)	(4,846)	(12,214)	(13,484)
Financing activities	87	126	889	(13,642)

Total cash (used in) provided by the Company	$(3,219)	$12,072	$(16,811)	$24,473

Store Data:
Company-owned:
Stores open at beginning of period	247	249	249	242
Stores opened	—	1	1	9
Stores closed	—	(1)	(3)	(2)

Stores open at end of period	247	249	247	249

Average Company-owned stores open in period	247	249	248	247

Franchise:
Stores open at beginning of period	259	254	257	241
Stores opened	1	3	4	18
Stores closed	(5)	—	(6)	(2)

Stores open at end of period	255	257	255	257

Average franchise stores open in period	257	255	258	253

Total stores chainwide	502	506	502	506

Chainwide sales	$228,255	$246,829	$977,855	$1,025,256

(a)	See “Reconciliation of EBITDA” on page 9.

PARTY CITY CORPORATION AND SUBSIDIARY
RECONCILIATION OF EBITDA
(in thousands)
     Our definition of EBITDA is earnings before interest, taxes, non-cash impairments, and depreciation and amortization. We use EBITDA to determine a portion of our executive compensation, as our incentive compensation payments are partially based on our EBITDA performance measured against budget, and we believe EBITDA provides additional information for determining our ability to meet future debt service requirements. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisitions. Furthermore, EBITDA is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. EBITDA should not be construed as a substitute for net (loss) income or net cash provided by (used in) operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing our operating performance, financial position and cash flows as EBITDA is not defined by generally accepted accounting principles. Our computation of EBITDA may not be comparable to similar titled measures of other companies.
     Because we consider EBITDA useful as an operating measure, a reconciliation of EBITDA to net (loss) income follows for the periods indicated:

	Fiscal Quarter Ended		Fiscal Year Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
EBITDA	$6,939	$8,951	$27,416	$41,444
Depreciation and amortization	(4,063)	(5,295)	(17,026)	(17,601)
Impairment of assets	(2,670)	—	(2,831)	—
Interest expense, net	(61)	(80)	(49)	(471)
Provision for income taxes	(267)	(1,449)	(3,246)	(9,466)

Net (loss) income	$(122)	$2,127	$4,264	$13,906

     Because we also consider EBITDA useful as a liquidity measure, we present the following reconciliation of EBITDA to our net cash provided by (used in) operating activities:

	Fiscal Quarter Ended		Fiscal Year Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
EBITDA	$6,939	$8,951	$27,416	$41,444
Interest expense, net	(61)	(80)	(49)	(471)
Provision for income taxes	(267)	(1,449)	(3,246)	(9,466)
Amortization of financing costs	39	43	159	163
Deferred rent	739	(282)	411	(608)
Deferred taxes	4,385	(1,051)	2,311	(1,051)
Stock-based compensation	4	(316)	47	102
Provision for doubtful accounts	112	(59)	343	(141)
Other	479	59	389	72
Changes in assets and liabilities:
Merchandise inventory	14,148	3,747	(15,461)	8,551
Accounts payable	(13,326)	2,567	5,511	404
Accrued expenses and other current liabilities	(3,305)	3,697	(6,290)	9,298
Other long-term liabilities	(10)	78	(3)	(41)
Other current assets and other assets	(9,573)	887	(17,024)	3,343

Net cash provided by (used in) operating activities	$303	$16,792	$(5,486)	$51,599